Exhibit 10.3
Amendment to Employment Agreement and Change of Control Agreement between
David Paterson and Newpark Resources, Inc.
David Paterson
Amendment to Employment Agreement and Change in Control Agreement
May 19, 2021

This Amendment is entered into between David Paterson (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Employment Agreement dated effective October 11, 2019 between the Company and the Executive (“Employment Agreement”) as well as that certain Change in Control Agreement dated effective October 11, 2019 between the Company and the Executive (the “Change in Control Agreement”).

Due to the economic situation in 2020, Executive and the Company mutually agreed to a temporary 15% reduction in Executive’s Base Salary that was effective April 1, 2020. In light of the improved economic situation in 2021, the Executive and the Company mutually agree that Executive’s current annualized Base Salary of Three Hundred Sixty-Nine Thousand Seven Hundred Fifty Dollars and No Cents ($369,750.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement will be increased by 17.65% to Four Hundred Thirty-Five Thousand Dollars and No Cents ($435,000.00)(the “Reinstated Base Salary”). This 17.65% increase to Executive’s annualized Base Salary will take effect on July 1, 2021.

Executive’s Base Salary for purposes of calculating incentive compensation payments currently provided under the 2010 Annual Cash Incentive Plan (“ACIP”) contemplated by Section 1.2(b) of the Employment Agreement will likewise be adjusted to reflect this 17.65% increase in Executive’s annualized Base Salary.

Executive and the Company agree that this 17.65% increase in Executive’s annualized Base Salary is being made with the full knowledge and consent of Executive. Executive and the Company further agree that this 17.65% increase in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the ACIP do not constitute “Good Reason” for any purpose under the Employment Agreement including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated at any time pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s Severance Payment (as defined in Executive’s Employment Agreement) provided for in Section 2.3(b), 2.3(c) or 2.3(d) will be calculated based upon Executive’s Reinstated Base Salary.

Executive and the Company agree that if Executive’s employment is terminated at any time pursuant to Section 2.2 of the Change in Control Agreement, as a result of a Change in Control (as defined in the Change in Control Agreement) or a Potential Change in Control (as defined in the Change in Control Agreement), Executive’s Termination Benefit provided for in Section 3.3 and Annex A of the Change in Control Agreement will be calculated based upon Executive’s Reinstated Base Salary.

All other terms and provisions in the Employment Agreement and the Change in Control Agreement remain unchanged and in full force and effect.

Amendment to Employment Agreement and Change of Control Agreement between
David Paterson and Newpark Resources, Inc.
All other terms and provisions in the Employment Agreement and the Change in Control Agreement remain unchanged and in full force and effect.

AGREED and ACCEPTED on this 19th day of May, 2021.

/s/ David Paterson______________________________________________
David Paterson (Executive)

/s/ Paul L. Howes______________________________________________
Paul L. Howes
President & CEO
Newpark Resources, Inc.